As filed with the Securities and Exchange Commission on December 10, 2014
                                                             Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

SOUTHWEST GAS CORPORATION
(Exact name of registrant as specified in its charter)

California	88-0085720
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

5241 Spring Mountain Road
P.O. Box 98510
Las Vegas, Nevada 89193-8510
(Address of principal executive offices)

Southwest Gas Corporation Management Incentive Plan
(Full title of the Plan)

KAREN S. HALLER
Senior Vice President/General Counsel and Corporate Secretary
Southwest Gas Corporation
5241 Spring Mountain Road
P.O. Box 98510
Las Vegas, Nevada 89193-8510
(Name and address of agent for service)

(702) 876-7237
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer   X                                    Accelerated filer
Non-accelerated filer                                            Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock ($1 Par Value)	750,000 shares	$58.72	$44,040,000	$5,117.45

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)
Estimated solely for the purpose of calculating the registration fee.  Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the New York Stock Exchange on December 4, 2014.

As permitted by Rule 429, the Prospectus with respect to this Registration Statement also relates to Registrant’s Registration Statement on Form S-8 (333-168731).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by Southwest Gas Corporation (the “Company” or the “Registrant”) with the Commission are incorporated by reference herein:

a.           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which includes audited financial statements for the Company’s latest fiscal year.

b.           Quarterly Reports on Form 10-Q for the Company’s quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

c.           Current Reports on Form 8-K filed on February 27, 2014, March 31, 2014, May 12, 2014, June 17, 2014, July 3, 2014, August 5, 2014 (file number 141014379), September 2, 2014 (except for the portions which were furnished rather than filed), October 2, 2014, and October 3, 2014, respectively.

d.           The description of the Company’s Common Stock contained in its Form 8-K dated July 22, 2003, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

The Company’s Common Stock, $1.00 par value, (the “Common Stock”) is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.

Item 5.         Interests of Named Experts and Counsel.

Joshua M. Westerman, Esq., as Assistant General Counsel for the Company, has given an opinion to the Securities and Exchange Commission upon the validity of the shares of Common Stock registered.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Southwest Gas Corporation for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 6.     Indemnification of Directors and Officers.

The Company’s Articles of Incorporation contain a provision which eliminates the liability of directors for monetary damages to the fullest extent permissible under California law.  The General Corporation Law of California (the “Law”) (i) authorizes the elimination of liability of directors for monetary damages in an action brought by a shareholder in the right of the Company or by the Company for breach of a director’s duties to the Company and its shareholders and (ii) authorizes the Company to indemnify directors and officers for monetary damages for all acts or omissions committed by them in their respective capacities; provided, however, that liability is not limited nor may indemnification be provided (a) for acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (b) for acts or omissions that a director or officer believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of a director or officer seeking indemnification, (c) for any transaction from which a director or officer derives an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director’s or officer’s duty to the Company or its shareholders in circumstances in which such person was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Company or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the Company or its shareholders, and (f) for liabilities arising under Section 310 (contracts in which a director has a material financial interest) and Section 316 (certain unlawful dividends, distributions, loans and guarantees) of the Law.  In addition, the Company may not indemnify directors and officers in circumstances in which indemnification is expressly prohibited by Section 317 of the Law.

The bylaws of the Company provide that the Company has the power to indemnify directors and officers to the fullest extent permitted under California law and the Company’s Articles of Incorporation.  The Company has entered into indemnification agreements with its directors and officers which require that the Company indemnify such directors and officers in all cases to the fullest extent permitted by applicable provisions of the Law. The Company also maintains a directors’ and officers’ liability insurance policy insuring directors and officers of the Company for covered losses as defined in the policy.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.        Exhibits.

4.1	Southwest Gas Corporation Management Incentive Plan, as amended and restated. Incorporated herein by reference to the 2014 Proxy Statement.
5.1	Opinion of Counsel of Southwest Gas Corporation regarding the legality of the securities to be registered.
23.1	Consent of Counsel of Southwest Gas Corporation (included in opinion filed as Exhibit 5.1 to this Registration Statement).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on December 10, 2014.

SOUTHWEST GAS CORPORATION

By:	/s/ JEFFREY W. SHAW
Name:	Jeffrey W. Shaw
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeffrey W. Shaw	Director, Chief Executive Officer	December 10, 2014
Jeffrey W. Shaw	(Principal Executive Officer)

/s/ Roy R. Centrella	Senior Vice President,	December 10, 2014
Roy R. Centrella	Chief Financial Officer
(Principal Financial Officer)

/s/ Gregory J. Peterson	Vice President, Controller and	December 10, 2014
Gregory J. Peterson	Chief Accounting Officer
(Principal Accounting Officer)

/s/ Robert L. Boughner *	Director	December 10, 2014
Robert L. Boughner

/s/ José A. Cárdenas *	Director	December 10, 2014
José A. Cárdenas

/s/ Thomas E. Chestnut *	Director	December 10, 2014
Thomas E. Chestnut

/s/ Stephen C. Comer *	Director	December 10, 2014
Stephen C. Comer

/s/ Leroy C. Hanneman, Jr. *	Director	December 10, 2014
LeRoy C. Hanneman, Jr.

/s/ Michael O. Maffie *	Director	December 10, 2014
Michael O. Maffie

/s/ Anne L. Mariucci *	Director	December 10, 2014
Anne L. Mariucci

/s/ Michael J. Melarkey *	Chairman of the Board of Directors	December 10, 2014
Michael J. Melarkey

/s/ A. Randall Thoman *	Director	December 10, 2014
A. Randall Thoman

/s/ Thomas A. Thomas *	Director	December 10, 2014
Thomas A. Thomas

/s/ Terrence L. Wright *	Director	December 10, 2014
Terrence L. Wright

* By: /s/ Roy R. Centrella
Roy R. Centrella
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Counsel of Southwest Gas Corporation regarding the legality of the securities to be registered.
23.1	Consent of Counsel of Southwest Gas Corporation (included in opinion filed as Exhibit 5.1 to this Registration Statement).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney